Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-133527; 333-146339; 333-153499; and 333-157414 on Form S-8 of our reports dated February 22, 2010, relating to the financial statements and financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries, and the effectiveness of NightHawk Radiology Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

February 22, 2010